Exhibit 99.1

PSB ANNOUNCES JUNE 2012 QUARTERLY EARNINGS OF

$1.15 PER SHARE ON NET INCOME OF $1.9 MILLION

Wausau, Wisconsin [OTCQB:PSBQ] – Peter W. Knitt, President and CEO of PSB Holdings, Inc. (“PSB”) and Peoples State Bank (“Peoples”) reported June 2012 quarterly earnings of $1.15 per share on record net income of $1,918,000 compared to earnings of $.70 per share on net income of $1,180,000 during the most recent March 2012 quarter and $.74 per share on net income of $1,226,000 during the prior year June 2011 quarter. June 2012 quarterly earnings included a special $515,000 after tax gain on bargain purchase of Marathon State Bank (“Marathon”), which increased earnings $.31 per share. Year to date, 2012 earnings totaled $1.86 per share on net income of $3,098,000 compared to 2011 earnings of $1.51 per share on net income of $2,511,000. Excluding the Marathon purchase gain and related merger and professional costs, year to date net income would have been $2,775,000 with earnings of $1.67 per share, up approximately 10.5% over 2011.

President Knitt noted, “Separate from the bargain purchase gain, earnings have increased due to lower credit costs, consisting of the provision for loan losses and loss on foreclosed assets, which were $169,000 and $562,000 during the quarter and six months ended June 30, 2012 compared to $708,000 and $1,363,000 during the same periods last year. Total PSB nonperforming assets at June 30, 2012 of $17.4 million declined slightly from $17.9 million at December 31, 2011, down 3%. Marathon added a high quality portfolio of local loans and no foreclosed property. The purchase of Marathon added $107 million in total assets leading PSB to $709 million in assets at June 30, 2012.”

President Knitt added, “We continue to experience growing competition for loans, and expect downward pressure on loan and security yields, although mortgage loan refinance activity may keep noninterest income similar to prior quarters. Pressure on loan and security yields may cause net interest income to decline during the remainder of 2012 compared to prior quarters. In addition, we expect to incur additional costs to merge Marathon customer data into our technology platform and to close our existing Peoples branch location in Marathon City as operations are consolidated into Marathon’s larger facility later in 2012. In light of these trends, continued lower credit costs are likely to be the source of any earnings increases during 2012.”

Financial Highlights:

❖	June 2012 quarterly earnings of $1.15 per share compared to $.74 per share during June 2011, up 55%. 2012 earnings included a $515,000 after tax gain on purchase of Marathon State Bank. Earnings per share excluding the purchase gain and related merger costs, would have been $.89 per share in June 2012 and $.74 in June 2011, up 20% on lower credit costs.

❖	Tangible net book value of $31.64 per share, up 7% compared to June 30, 2011, adjusted for the 5% stock dividend to be paid July 30, 2012 in celebration of the 50th anniversary of Peoples State Bank. June 2012 quarterly return on average stockholders’ equity was 14.60% (12.11% excluding the Marathon purchase gain and related costs) compared to 10.04% during June 2011.

❖	Lower nonperforming assets totaling $17.4 million at June 30, 2012 (2.45% of total assets), down 3% since December 31, 2011 and down 10% since June 30, 2011.

Purchase of Marathon State Bank

On June 14, 2012, PSB completed its $5.5 million cash purchase of Marathon State Bank and recorded an $851,000 gain on bargain purchase ($515,000 after tax expense) under purchase accounting rules. Marathon was a competitor in our existing market area located in a rural community located 11 miles away from PSB’s home office in Wausau, Wisconsin. On the closing date, Marathon added $107.4 million in total assets to PSB including $20.4 million in cash and cash equivalents, $54.4 million in securities, $31.6 million in loans receivable, and $1.0 million in other assets. Marathon also added $99.3 million in local deposits and $1.6 million in brokered deposits. No core deposit intangible asset was recorded because the amount calculated was insignificant. PSB intends to merge its existing $16.0 million branch into Marathon’s location by the end of 2012.

Balance Sheet Changes

Total assets were $709.0 million at June 30, 2012, up $102.2 million, or 16.8%, during the June 2012 quarter and up $86.2 million, or 13.8%, since December 31, 2011 due to acquisition of Marathon. At June 30, 2012, Marathon represented $50.8 million (31%) of PSB’s securities and $28.6 million (6%) of net loans receivable. Marathon also added substantial liquidity to PSB at June 30, 2012 representing $22.0 million (55%) of cash and cash equivalents.

PSB local and core deposits increased $90.3 million during the June 2012 quarter, up 22.7%, from the acquisition of Marathon, which represented $95.0 million (19%) of local deposits at June 30, 2012. Separately, wholesale and national deposits increased $0.6 million during the June 2012 quarter. At June 30, 2012, wholesale funding including brokered and national deposits, FHLB advances, and other borrowings were $142.6 million, or 20.1% of total assets, compared to 23.2% of total assets at December 31, 2011, and 26.9% at June 30, 2011.

Asset Quality, Credit Costs, and the Allowance for Loan Losses

PSB’s provision for loan losses was $165,000 in the June 2012 quarter compared to $430,000 in the June 2011 quarter. The lower quarterly provision needed was due a modest $2.1 million in net loan originations (excluding loans recorded at net fair value associated with the Marathon State Bank acquisition) and favorable resolution of a large problem loan that reduced specific loan reserves by $105,000. In addition, quarterly loss on foreclosed assets declined to $4,000 in June 2012 compared to $278,000 in June 2011 (which included a valuation write-down of $233,000). Combined credit costs totaled $169,000 during the June 2012 quarter and $708,000 during the June 2011 quarter. The decline in credit costs compared to 2011 was an important driver of June 2012 quarterly increased earnings.

Year to date for the six months ended June 30, provision for loan losses was $325,000 during 2012 and $790,000 during 2011. Loss on foreclosed assets was $237,000 during 2012 and $573,000 during 2011. Combined credit costs were $562,000 during the six months ended June 30, 2012 compared to $1,363,000 during 2011, down 59%. Valuation write-downs included as loss on foreclosed assets were $205,000 during 2012 and $457,000 during 2011.

PSB recorded a total credit mark down of $490,000 on Marathon’s loan portfolio on the purchase date, or 1.52% of purchased loan principal. Purchased impaired loan principal was $310,000 on which a $21,000 credit write-down was recorded. Due to the insignificant amount of total purchased impaired loans, the entire $490,000 credit mark down will be accreted to income as a yield adjustment based on contractual cash flows over the remaining life of the purchased loans.

Nonperforming assets are shown in the following table.

Non-Performing Assets as of	June 30,		December 31
(dollars in thousands)	2012	2011	2011

Nonaccrual loans (excluding restructured loans)	$5,760	$5,928	$5,893
Nonaccrual restructured loans	2,347	1,905	2,081
Restructured loans not on nonaccrual	5,861	6,456	6,220
Accruing loans past due 90 days or more	—	—	—

Total nonperforming loans	13,968	14,289	14,194
Nonaccrual trust preferred investment security	750	750	750
Foreclosed assets	2,642	4,339	2,939

Total nonperforming assets	$17,360	$19,378	$17,883

Nonperforming loans as a % of gross loans	2.95%	3.21%	3.19%
Total nonperforming assets as a % of total assets	2.45%	3.22%	2.87%

Total nonperforming assets decreased $523,000, or 2.9%, since December 31, 2011. Restructured loans maintained on accrual status represented approximately 71% of total restructured loan principal at June 30, 2012 compared to 75% at December 31, 2011. At June 30, 2012, the allowance for loan losses was $7,648,000, or 1.61% of total loans (55% of nonperforming loans), compared to $7,941,000, or 1.78% of total loans (56% of nonperforming loans) at December 31, 2011.

Net charge-offs of loan principal were $272,000 and $618,000 during the quarter and six months ended June 30, 2012 respectively. Net loan recoveries were $10,000 during the June 2011 quarter and net loan charge-offs were $933,000 during the six months ended June 30, 2011. During the June 2012 quarter, four borrowers represented 68% of all charge-offs including $34,000 charged off in connection with a loan restructuring. Charge-offs during the six months ended June 30, 2011 were led by a $700,000 charge-off related to a customer line of credit secured by building supply inventory and accounts receivable. Annualized net loan charge-offs were 0.28% and 0.43% during the six months ended June 30, 2012 and 2011, respectively.

At June 30, 2012, all nonperforming assets aggregating to $500,000 or more measured by gross principal outstanding per credit relationship (seven relationships) totaled $7.5 million before $397,000 in specific reserves, representing 43% of total nonperforming assets. At December 31, 2011, all nonperforming assets aggregating to $500,000 or more measured by gross principal outstanding per credit relationship (nine relationships) totaled $9.3 million before $694,000 in specific reserves, representing 52% of total nonperforming assets.

Despite stabilization of PSB’s local economies, some borrowers continue to manage fragile cash flows and debt servicing ability as the economy has yet to sustain a meaningful recovery. Such conditions are seen in the level of problem borrowers with restructured loan terms. The longer significant recovery is delayed, the more difficult it will be for some borrowers to continue scheduled debt payments as previously unencumbered collateral is pledged for new working capital and balance sheet equity is drawn down, potentially requiring increased future provisions for loan loss. In light of these conditions, PSB expects to see an increase in borrowers requiring restructured loan terms. While PSB does not expect to acquire a significant amount of additional foreclosed property during the remainder of 2012, a continued slow local economy impacts the value of collateral and foreclosed assets, potentially increasing losses on foreclosed properties during the coming quarters.

Capital and Liquidity

During the six months ended June 30, 2012, stockholders’ equity increased $2,270,000 primarily from $2,483,000 in retained net income net of $615,000 of cash dividends paid. Net book value per share at June 30, 2012 was $31.64 compared to $30.44 at December 31, 2011. Net book value and other references to per share information reflect the impact of PSB’s 5% dividend payable in common stock declared June 19, 2012 to be paid July 30, 2012. PSB’s equity ratio declined during the June 2012 quarter due to the cash purchase of Marathon. Common stockholders’ equity, excluding unrealized security gains and other comprehensive income, was 7.21% of total assets at June 30, 2012 compared to 8.20% at the beginning of the quarter. For regulatory purposes, the $7 million 8% senior subordinated notes maturing July 2019 and $7.7 million junior subordinated debentures maturing September 2035 reflected as debt on the Consolidated Balance Sheet are reclassified as Tier 2 and Tier 1 regulatory equity capital, respectively. PSB was considered “well capitalized” under banking regulations at June 30, 2012.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs. At June 30, 2012, unused (but available) wholesale funding was approximately $254 million, or 36% of total assets, compared to $238 million, or 38% of total assets at December 31, 2011. Unused wholesale funding sources include federal funds purchased lines of credit, Federal Reserve Discount Window advances, FHLB advances, brokered and national certificates of deposit, and a holding company correspondent bank line of credit. PSB’s ability to borrow funds on a short-term basis from the Federal Reserve Discount Window is an important part of its liquidity analysis and represented 34% and 42% of unused but available liquidity at June 30, 2012 and December 31, 2011, respectively.

Net Interest Margin

Tax adjusted net interest income totaled $5,086,000 (on net margin of 3.42%) during the June 2012 quarter compared to $4,995,000 (3.50%) in the March 2012 quarter and $5,051,000 (3.57%) in the June 2011 quarter. During the quarter ended June 30, 2012, loan yields declined .17% while deposit costs declined just .12% compared to the linked March 2012 quarter. In addition, June 2012 quarterly taxable security yields declined .45% compared to March 2012, impacting an additional 16% of earnings assets.

For the six months ended June 30, 2012, tax adjusted net interest income totaled $10,082,000 (on net margin of 3.46%) compared to $10,011,000 (3.51%) during 2011. Reinvestment yields for investment security cash flows remain very low and taxable securities yields are expected to continue to decline throughout 2012. In addition, loan yields may decline significantly due to competitive pressures as competitors seek to increase loan originations while quality credit demand remains weak in addition to domestic and global economic actions which have lowered long-term rates. With average cost of interest bearing deposits (representing 72% of total average liabilities) at 1.01% during the June 2012 quarter, further reduction of deposit costs to offset lower loan yields may be difficult. PSB expects these factors to continue and may experience a decline in net interest income or net margin during upcoming quarters.

Noninterest and Fee Income

Total noninterest income for the quarter ended June 30, 2012 was $2,323,000, compared to $1,197,000 earned during the June 2011 quarter, an increase of $1,126,000 primarily from an $851,000 gain on bargain purchase of Marathon State Bank. Other factors increasing quarterly noninterest income were a $158,000 increase in mortgage banking (up 56%) due to customer home loan refinancing to lower long-term rates and a $96,000 increase in investment and insurance sales commissions (up 68%). PSB expects to see similar elevated mortgage banking income during the upcoming September 2012 quarter. Despite 2011 regulation to limit bank debit card interchange and overdraft fees, these income types were not yet adversely affected and totaled $532,000 and $515,000 during the quarters ended June 30, 2012 and 2011, respectively.

During the six months ended June 30, noninterest income was $3,565,000 in 2012, up $971,000 from $2,594,000 in 2011. Absent the Marathon bargain purchase gain, noninterest income would have increased $120,000, or 4.6% from 2011 primarily from a $104,000 increase in investment and insurance sales commissions.

Operating Expenses

Noninterest expenses totaled $4,064,000 during the June 2012 quarter compared to $3,869,000 during the June 2011 quarter, an increase of $195,000, or 5.0%. Excluding the $4,000 loss on foreclosed assets and $75,000 of merger related costs during 2012 and $278,000 of loss on foreclosed assets during 2011, noninterest expense would have increased $394,000, or 11.0%. The majority of the operating expense increase was due to $90,000 in Marathon daily operating costs following the acquisition, self-insured employee health plan costs up $95,000 (up 50%), and higher data processing costs, up $115,000, or 36.7%, during June 2012 compared to June 2011. Data processing expense increased as special conversion contractual cost reductions associated with the June 2010 data system conversion were fully phased out during the September 2011 quarter. On a linked quarter basis, Peoples’ data processing costs (excluding Marathon) were $402,000 during the June 2012 quarter and $404,000 during the March 2012 quarter.

During the six months ended June 30, 2012, noninterest expense, excluding $192,000 of merger related costs and loss on foreclosed assets was $7,754,000 compared to $7,249,000 during 2011, up $505,000, or 7.0%. Similar to the June 2012 quarter, the expense increase was led by an increase of $235,000 in wages and benefits (excluding Marathon, up 5.7%), data processing costs up $180,000 (excluding Marathon), and Marathon daily operating costs of $90,000.

During the remainder of 2012, PSB expects to incur substantial additional merger costs up to $600,000 before income tax benefits related to the data conversion of Marathon customer information. While a portion of the cost is expected to be capitalized as premises and equipment, the majority of the cost will be recorded as additional expense. Integration costs may also include a loss on disposal of the existing Peoples Marathon branch location later in 2012 based on market and sale conditions for the real estate. The remaining premises and equipment investment in the Peoples’ Marathon branch is approximately $190,000. Integration of Peoples’ existing Marathon branch with Marathon State Bank is expected to generate annual run-rate expense savings of approximately $250,000 to be fully phased in by the end of 2013.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank. Peoples is headquartered in Wausau, Wisconsin, operating eight full service retail and commercial locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties. PSB is also the parent company of Marathon State Bank, which was acquired in June 2012, and which will become a branch of Peoples by the end of 2012. In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages. More information concerning the operations and performance of PSB Holdings, Inc. may be found on the PSB investor relations website, www.psbholdingsinc.com. PSB stock is traded on the Over the Counter Bulletin Board Exchange and the OTC Markets Exchange under the symbol PSBQ.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward - Looking Statements” and elsewhere in Item 1A of PSB’s Form 10-K for the year ended December 31, 2011. PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

PSB Holdings, Inc.
Quarterly Financial Summary
(dollars in thousands, except per share data)

	Quarter ended – Unaudited
	June 30,	March 31,	December 31,	September 30,	June 30,
	2012	2012	2011	2011	2011
Earnings and dividends:
Net income	$1,918	$1,180	$1,400	$1,394	$1,226
Basic earnings per share(3)	$1.15	$0.70	$0.85	$0.85	$0.74
Diluted earnings per share(3)	$1.15	$0.70	$0.85	$0.84	$0.74
Dividends declared per share(3)	$0.36	$—	$0.35	$—	$0.35
Net book value per share	$31.64	$30.96	$30.44	$30.10	$29.48
Semi-annual dividend payout ratio	19.44%	n/a	20.86%	n/a	23.33%
Average common shares outstanding	1,663,410	1,663,138	1,654,111	1,653,179	1,652,652
Balance sheet - average balances:
Loans receivable, net of allowances	$447,886	$436,907	$440,737	$434,031	$437,314
Total assets	$639,404	$607,917	$604,216	$602,088	$601,978
Deposits	$493,349	$466,121	$457,916	$452,225	$451,214
Stockholders’ equity	$52,835	$51,016	$50,910	$49,369	$48,978
Performance ratios:
Return on average assets(1)	1.21%	0.78%	0.92%	0.92%	0.82%
Return on average stockholders’ equity(1)	14.60%	9.30%	10.91%	11.20%	10.04%
Average tangible stockholders’ equity
less accumulated other comprehensive
income (loss) to average assets(4)	8.01%	8.10%	8.11%	7.84%	7.75%
Net loan charge-offs to average loans(1)	0.24%	0.31%	0.28%	0.14%	-0.01%
Nonperforming loans to gross loans	2.95%	3.38%	3.19%	3.26%	3.21%
Allowance for loan losses to gross loans	1.61%	1.75%	1.78%	1.82%	1.75%
Nonperforming assets to tangible equity
plus the allowance for loan losses(4)	29.38%	32.44%	31.32%	32.82%	35.03%
Net interest rate margin(1)(2)	3.42%	3.50%	3.64%	3.53%	3.57%
Net interest rate spread(1)(2)	3.20%	3.27%	3.38%	3.28%	3.34%
Service fee revenue as a percent of
average demand deposits(1)	2.41%	2.66%	2.49%	2.95%	3.05%
Noninterest income as a percent
of gross revenue	25.81%	15.65%	16.31%	16.15%	14.40%
Efficiency ratio(2)	54.85%	66.04%	62.34%	59.75%	61.92%
Noninterest expenses to average assets(1)	2.56%	2.73%	2.71%	2.53%	2.58%
Stock price information:
High	$26.67	$24.76	$23.57	$23.81	$24.76
Low	$21.81	$21.86	$22.43	$22.05	$22.86
Market value at quarter-end	$25.24	$24.76	$22.48	$22.62	$23.10

(1) Annualized

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4) Tangible stockholders’ equity excludes intangible assets and any preferred stock capital elements.

PSB Holdings, Inc.
Consolidated Statements of Income
	Three Months Ended		Six Months Ended
(dollars in thousands,	June 30,		June 30,
except per share data – unaudited)	2012	2011	2012	2011

Interest and dividend income:
Loans, including fees	$5,785	$6,112	$11,626	$12,156
Securities:
Taxable	575	705	1,147	1,383
Tax-exempt	299	281	562	578
Other interest and dividends	20	15	39	39

Total interest and dividend income	6,679	7,113	13,374	14,156

Interest expense:
Deposits	1,070	1,396	2,222	2,825
FHLB advances	353	459	705	916
Other borrowings	149	165	297	332
Senior subordinated notes	142	141	284	283
Junior subordinated debentures	85	86	170	170

Total interest expense	1,799	2,247	3,678	4,526

Net interest income	4,880	4,866	9,696	9,630
Provision for loan losses	165	430	325	790

Net interest income after provision for loan losses	4,715	4,436	9,371	8,840

Noninterest income:
Service fees	413	408	815	787
Mortgage banking	439	281	751	706
Investment and insurance sales commissions	238	142	376	272
Increase in cash surrender value of life insurance	101	102	202	208
Gain on bargain purchase	851	—	851	—
Other noninterest income	281	264	570	621

Total noninterest income	2,323	1,197	3,565	2,594

Noninterest expense:
Salaries and employee benefits	2,217	1,991	4,380	4,101
Occupancy and facilities	396	412	802	865
Loss on foreclosed assets	4	278	237	573
Data processing and other office operations	428	313	832	626
Advertising and promotion	106	54	164	115
FDIC insurance premiums	105	149	212	338
Other noninterest expenses	808	672	1,556	1,204

Total noninterest expense	4,064	3,869	8,183	7,822

Income before provision for income taxes	2,974	1,764	4,753	3,612
Provision for income taxes	1,056	538	1,655	1,101

Net income	$1,918	$1,226	$3,098	$2,511
Basic earnings per share	$1.15	$0.74	$1.86	$1.52
Diluted earnings per share	$1.15	$0.74	$1.86	$1.51

PSB Holdings, Inc.
Consolidated Statements of Comprehensive Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollars in thousands – unaudited)	2012	2011	2012	2011

Net income	$1,918	$1,226	$3,098	$2,511
Other comprehensive income, net of tax:
Unrealized gain (loss) on securities available for sale	(76)	337	(74)	284
Amortization of unrealized gain on securities available for sale
transferred to securities held to maturity included in net income	(73)	(77)	(144)	(163)
Unrealized loss on interest rate swap	(103)	(155)	(113)	(129)
Reclassification adjustment of interest rate swap settlements included in earnings	26	28	51	55

Comprehensive income	$1,692	$1,359	$2,818	$2,558

PSB Holdings, Inc.
Consolidated Balance Sheets
June 30, 2012 unaudited, December 31, 2011 derived from audited financial statements
	June 30,	December 31,
(dollars in thousands, except per share data – unaudited)	2012	2011
Assets

Cash and due from banks	$33,248	$14,805
Interest-bearing deposits and money market funds	1,210	1,829
Federal Funds sold	5,293	21,571

Cash and cash equivalents	39,751	38,205
Securities available for sale (at fair value)	93,565	59,383
Securities held to maturity (fair value of $72,564 and $50,571)	70,443	49,294
Bank certificates of deposit	2,484	2,484
Loans held for sale	452	39
Loans receivable, net of allowance for loan losses	466,330	437,557
Accrued interest receivable	2,366	2,068
Foreclosed assets	2,642	2,939
Premises and equipment, net	10,191	9,928
Mortgage servicing rights, net	1,110	1,205
Federal Home Loan Bank stock (at cost)	2,761	3,250
Cash surrender value of bank-owned life insurance	11,608	11,406
Other assets	5,321	5,109

TOTAL ASSETS	$709,024	$622,867

Liabilities

Non-interest-bearing deposits	$82,909	$75,298
Interest-bearing deposits	474,498	406,211

Total deposits	557,407	481,509

Federal Home Loan Bank advances	55,124	50,124
Other borrowings	18,086	19,691
Senior subordinated notes	7,000	7,000
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	11,043	6,449

Total liabilities	656,392	572,505

Stockholders’ equity

Preferred stock – no par value: Authorized – 30,000 shares	—	—
Common stock – no par value with a stated value of $1 per share:
Authorized – 3,000,000 shares
Issued – 1,751,431 shares; Outstanding – 1,584,637 shares	1,751
Issued – 1,751,431 shares; Outstanding – 1,575,804 shares		1,751
Common stock dividend distributable – 78,835 shares	79	—
Additional paid-in capital	6,967	5,323
Retained earnings	46,698	46,111
Accumulated other comprehensive income	1,654	1,934
Treasury stock, at cost – 166,794 and 175,627 shares, respectively	(4,517)	(4,757)

Total stockholders’ equity	52,632	50,362

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$709,024	$622,867

PSB Holdings, Inc.
Average Balances and Interest Rates
Quarter ended June 30,

		2012			2011
	Avg. Bal	Interest	Yield/Rate	Avg. Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$455,734	$5,837	5.15%	$444,844	$6,152	5.55%
Taxable securities	93,727	575	2.47%	81,355	705	3.48%
Tax-exempt securities(2)	36,673	453	4.97%	32,808	426	5.21%
FHLB stock	2,819	3	0.43%	3,250	—	0.00%
Other	9,925	17	0.69%	4,947	15	1.22%

Total(2)	598,878	6,885	4.62%	567,204	7,298	5.16%

Non-interest-earning assets:
Cash and due from banks	15,611			8,068
Premises and equipment, net	9,914			10,287
Cash surrender value insurance	11,545			11,136
Other assets	11,304			12,813
Allowance for loan losses	(7,848)			(7,530)

Total	$639,404			$601,978

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$145,675	$203	0.56%	$125,134	$295	0.95%
Money market deposits	108,956	148	0.55%	98,766	203	0.82%
Time deposits	169,755	719	1.70%	173,587	898	2.07%
FHLB borrowings	50,674	353	2.80%	56,483	459	3.26%
Other borrowings	19,705	149	3.04%	26,154	165	2.53%
Senior subordinated notes	7,000	142	8.16%	7,000	141	8.08%
Junior subordinated debentures	7,732	85	4.42%	7,732	86	4.46%

Total	509,497	1,799	1.42%	494,856	2,247	1.82%

Non-interest-bearing liabilities:
Demand deposits	68,963			53,727
Other liabilities	8,109			4,417
Stockholders’ equity	52,835			48,978

Total	$639,404			$601,978

Net interest income		$5,086			$5,051
Rate spread			3.20%			3.34%
Net yield on interest-earning assets			3.42%			3.57%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent as is using a tax rate of 34%.

PSB Holdings, Inc.
Average Balances and Interest Rates
Six months ended June 30,

		2012			2011
	Avg. Bal	Interest	Yield/Rate	Avg. Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$450,347	$11,722	5.23%	$442,012	$12,239	5.58%
Taxable securities	86,288	1,147	2.67%	79,902	1,383	3.49%
Tax-exempt securities(2)	33,556	852	5.11%	33,411	876	5.29%
FHLB stock	2,938	4	0.27%	3,250	2	0.12%
Other	13,684	35	0.51%	16,470	37	0.45%

Total(2)	586,813	13,760	4.72%	575,045	14,537	5.10%

Non-interest-earning assets:
Cash and due from banks	12,013			8,240
Premises and equipment, net	9,917			10,341
Cash surrender value insurance	11,495			11,059
Other assets	11,372			12,969
Allowance for loan losses	(7,951)			(7,768)

Total	$623,659			$609,886

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$140,699	$425	0.61%	$128,448	$585	0.92%
Money market deposits	108,052	321	0.60%	104,279	438	0.85%
Time deposits	165,966	1,476	1.79%	170,656	1,802	2.13%
FHLB borrowings	50,970	705	2.78%	56,656	916	3.26%
Other borrowings	19,388	297	3.08%	28,421	332	2.36%
Senior subordinated notes	7,000	284	8.16%	7,000	283	8.15%
Junior subordinated debentures	7,732	170	4.42%	7,732	170	4.43%

Total	499,807	3,678	1.48%	503,192	4,526	1.81%

Non-interest-bearing liabilities:
Demand deposits	64,489			53,923
Other liabilities	7,415			4,556
Stockholders’ equity	51,948			48,215

Total	$623,659			$609,886

Net interest income		$10,082			$10,011
Rate spread			3.24%			3.29%
Net yield on interest-earning assets			3.46%			3.51%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent as is using a tax rate of 34%.

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